                                                                        Ex. 21.1

                              List of Subsidiaries

Name of Subsidiary                 Jurisdiction of Incorporation or Organization
------------------                 ---------------------------------------------
Novirio Pharmaceuticals, Inc.       Massachusetts
Novirio B.V.                        The Netherlands
Novirio SARL                        France